Exhibit 99.1

Brand Services, Inc. Amends Condition to Consummation of Tender Offer and Consent Solicitation With Respect to Outstanding 12% Senior Subordinated Notes Due 2012; Further Extends Expiration Date and Price Determination Date

KENNESAW, Georgia (January 3, 2007) --- Brand Services, Inc. (the “Company”) announced today that it has amended its previously announced tender offer and consent solicitation for any and all of its $150,000,000 aggregate principal amount of outstanding 12% Senior Subordinated Notes due 2012, which commenced May 9, 2006.

On January 3, 2007, Brand Energy & Infrastructure Services, Inc. (“Parent”) announced that it and its parent, Brand Holdings, LLC, had entered into a stock purchase agreement with FR Brand Acquisition Corp., an entity majority-owned by funds sponsored by First Reserve Corporation, pursuant to which, upon the satisfaction of the conditions contained therein, all of the issued and outstanding shares of common stock of Parent will be acquired by FR Brand Acquisition Corp. (the “Acquisition”).

As a result, the tender offer is no longer conditioned upon the consummation of an initial public offering of common stock of Parent, but will instead be conditioned upon the closing of the Acquisition.

In addition, the Company announced that it has further extended the time by which holders must tender notes in response to the tender offer.  The tender offer, which was scheduled to expire at 5:00 p.m., New York City time, on January 22, 2007, has been extended to 5:00 p.m., New York City time, on February 1, 2007, unless further extended.

The Company also further extended the date by which the dealer manager and solicitation agent will determine the pricing for the tender offer.  The price determination date, which was scheduled to be at 10:00 a.m., New York City time, on January 5, 2007, has been extended to 10:00 a.m., New York City time, on January 18, 2007, unless further extended.

Except for the modifications described above, all of the terms and conditions of the tender offer and consent solicitation remain unchanged.

The obligation of the Company to accept for payment and purchase the notes in the tender offer, and pay for the related consents, is subject to the conditions described in the offer to purchase and consent solicitation statement for the tender offer, as supplemented.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any notes. The tender offer and the consent solicitation are being made solely pursuant to the offer to purchase and consent solicitation statement and the related letter of transmittal.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Requests for documents in connection with the tender offer and the consent solicitation may be directed to D.F. King & Co., Inc., the information agent for the tender offer and the consent solicitation, at (800) 949-2583.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that are subject to risks and uncertainties.  Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements may include words such as “anticipate,” “believe,” “estimate,” “could,” “expect,” “future,” “intend,” “plan,” “predict,” “project,” “will” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Our future results could differ materially from those expected or anticipated in the forward-looking statements.